UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008

Hawaiian Telcom Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-131152	16-1710376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Bishop Street

Honolulu, Hawaii 96813

(Address of principal executive offices)

(Zip Code)

(808) 546-4511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by Hawaiian Telcom Communications, Inc. (the “Company”) on February 8, 2008, Michael S. Ruley resigned as President, Chief Executive Officer and a director of the Company effective February 4, 2008.  In connection with Mr. Ruley’s resignation, on February 22, 2008 the Company’s parent, Hawaiian Telcom Holdco, Inc. (“Holdco”), and Mr. Ruley entered into a Mutual Release and Severance Agreement pursuant to which Mr. Ruley will receive an aggregate cash payment of $1,294,645.25 (which includes all cash payments payable to him under his Employment Agreement with Holdco dated as of October 1, 2004 (the “Employment Agreement”)), plus any bonus which has been declared or earned but not yet paid for fiscal year 2007, reimbursement of attorneys’ fees up to $4,500, and other benefits to which he would have been entitled under his Employment Agreement had he been terminated by Holdco without cause.  Holdco and Mr. Ruley also entered into a Mutual Release pursuant to which each party agreed, subject to certain limitations, to release the other party (and affiliates) from all claims and covenanted not to sue the other party with respect to employment or securities related claims.  In addition, on February 22, 2008, Holdco entered into a consulting agreement with Mr. Ruley effective as of March 1, 2008 pursuant to which he has agreed to remain available for a period of six months for consultation regarding his prior work for Holdco and its affiliates.  Holdco will pay Mr. Ruley a monthly consulting fee in the amount of $23,830 for his services under the consulting agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2008
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Alan M. Oshima
Alan M. Oshima
Senior Vice President, General Counsel
and Secretary